Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release

MINUTEMAN INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS

Net Climbs for Third Consecutive Quarter

Declares 60th Consecutive Quarterly Dividend

ADDISON, IL, August 1, 2003 – Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment manufacturer, reported only modest changes in results for the second quarter of 2003 when compared with the second quarter of 2002, the strongest three-month period of that year.

Demand from domestic dealers for commercial equipment and cleaning chemicals held steady, with dollar volume almost matching that of last year’s best quarter.  Sales of industrial products and sales to international customers rose, the latter assisted by weakness of the dollar against foreign currencies.  Overall, the second quarter’s sales in 2003 decreased only 3.3 percent from the second quarter of 2002.

The Company’s gross profit margin as a percent of sales improved slightly for the quarter over the year-ago period.  Small increases of $94,000 for selling and $32,000 for administrative expenses, along with lower sales, caused income from operations to decrease by $296,000.

The Company posted a nominal increase in net profit for the second quarter of 2003 compared with the prior-year period, but it reflected a sizable decline in interest expense from the year-ago quarter as a result of a reduction in the fair market value of a derivative financial instrument.

Gregory J. Rau, president, explained that sales of commercial machines in the United States in the second quarter of 2003 held up well despite the static economy continuing to exert an attitude of caution on purchasing agents.  He was further encouraged that domestic orders for industrial equipment rose 2.3 percent for the quarter.  Foreign sales increased 3.8 percent overall.  Excluding foreign currency exchange effects, overall foreign sales were down 2.8 percent.

For the second quarter of 2003, net income was essentially unchanged at $654,000 from $652,000 for the like quarter of 2002.  Each amount is equivalent to $.18 per share.  Sales for the April-June period of the current year were $19,258,000 compared with $19,918,000 for last year’s second quarter.

More specifically, the increase in net income was due to a reduction of $116,000 in interest expense in the second quarter of 2003 related to the change in fair market value of the derivative financial instrument.  This compared favorably with the second quarter of 2002 where interest expense includes a charge of $228,000 related to the derivative instrument.  This $344,000 quarter-over-quarter interest benefit in 2003 offset the small decrease in sales volume and the moderately higher selling and administrative costs.

Sales also declined 3.3 percent for the first six months of 2003 when compared with the same period of 2002, to $37,892,000 from $39,179,000.  Net income fell to $1,127,000, or $.31 per share, from $1,261,000, or $.35 per share. For the first six months of 2003, interest expense related to the derivative financial instrument was $176,000 less than the amount charged to interest expense for the first six months of 2002.

Rau noted that the year-to-year comparison for the first half of 2003 is mitigated by a sizeable shipment of biohazard vacuums to the U.S. Postal Service in last year’s first quarter that was not repeated in the current year.  Foreign sales from the company’s 60 international markets improved, rising an impressive 13.6 percent for commercial products and 16.1 percent for industrial equipment over the prior year’s first six months.  Excluding foreign currency exchange effects, international sales for commercial products increased 2.7 percent.

Rau said he is encouraged by the current new-order rate, indicating a good reception for new products, and a recently concluded labor agreement that he believes benefits all parties.  “While waiting for business conditions to improve worldwide, Minuteman will continue its present strategy of, first, new product introductions and aggressive marketing programs to sustain sales and capture market share, and second, continued vigilance to reduce expenses that are not absolutely essential to the maintenance of our business.”

Minuteman’s financial condition remains strong.  Working capital has increased since the start of the current year, as has shareholders’ equity, currently in excess of $11.40 per share.  Rau foresees no unusual events that would materially alter the company’s capital position.

The Board of Directors has approved the 60th consecutive quarterly dividend in the amount of $.09 per share, payable August 29, 2003 to shareholders of record as of August 15, 2003.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of Minuteman and PowerBoss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label.  The corporation has dealers in more than 60 countries.  More information can be found on the company’s Web site at www.minutemanintl.com

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  The Company believes that forward-looking statements made by it are based upon reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

[Tables follow]

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,
	2003	2002	% Change

Net Sales	$19,258	$19,918	(3.3)

Cost of Sales	13,382	13,872	(3.5)

Gross Profit	$5,876	$6,046	(2.8)

Selling Expenses	3,527	3,433	2.7

General and Administrative Expenses	1,216	1,184	2.7

Income from Operations	$1,133	$1,429	(20.7)

Interest Expense, net	(22)	(370)
Other Income (Expense), net	(9)	9

Total Other Expense, net	(31)	(361)

Income before Income Taxes	$1,102	$1,068	3.2

Income Tax Expense	448	416	7.7

Net Income	$654	$652	0.3

Net Income Per Share — Basic and diluted	$.18	$.18

Average Number of Shares Outstanding - Basic	3,582	3,576

Average Number of Shares Outstanding – Diluted	3,587	3,587

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Six Months Ended June 30,
	2003	2002	% Change

Net Sales	$37,892	$39,179	(3.3)

Cost of Sales	26,462	27,564	(4.0)

Gross Profit	$11,430	$11,615	(1.6)

Selling Expenses	6,979	6,835	2.1

General and Administrative Expenses	2,347	2,341	0.3

Income from Operations	$2,104	$2,439	(13.7)

Interest Expense, net	(214)	(390)
Other Income (Expense), net	(10)	18

Total Other Expense, net	(224)	(372)

Income before Income Taxes	$1,880	$2,067	(9.1)

Income Tax Expense	753	806	(6.6)

Net Income	$1,127	$1,261	(10.6)

Net Income Per Share — Basic and diluted	$.31	$.35

Average Number of Shares Outstanding - Basic	3,581	3,575

Average Number of Shares Outstanding – Diluted	3,587	3,587